Exhibit 99.1

IT Tech Packaging, Inc. Announces Third Quarter 2020 Financial Results

Company to Host Earnings Conference Call on Friday, November 13, 2020, at 8:00 am ET

BAODING, China, November 12, 2020 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE American: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the third quarter ended September 30, 2020.

Third Quarter 2020 Unaudited Financial Results

	For the Three Months Ended September 30,
($ millions)	2020	2019	% Change
Revenues	33.36	32.94	1.3%
Regular Corrugating Medium Paper (“CMP”)*	19.55	19.33	1.1%
Light-Weight CMP**	5.08	5.02	1.2%
Offset Printing Paper	6.13	7.04	-12.9%
Tissue Paper Products	2.38	1.55	53.4%
Face Masks	0.22	NM	NM

Gross profit	2.57	5.37	-52.2%
Gross profit (loss) margin	7.7%	16.3%	-8.6	pp****
Regular Corrugating Medium Paper (“CMP”)*	6.4%	14.7%	-8.3	pp****
Light-Weight CMP**	9.4%	15.9%	-6.5	pp****
Offset Printing Paper	18.9%	33.3%	-14.4	pp****
Tissue Paper Products***	-14.5%	-38.9%	24.4	pp****
Face Masks	11.1%	NM	NM

Operating income	0.18	3.35	-94.7%
Net income	-0.52	2.34	-122.3%
EBITDA	3.57	7.11	-49.8%
Basic and Diluted earnings (loss) per share	-0.02	0.11	-118.2%

*	Products from PM6
**	Products from PM1
***	Products from PM8 and PM9
****	pp represents percentage points

●	Revenue slightly increased by 1.3% to $33.4 million, primarily attributable to an increase in sales volume of tissue paper products and CMP products.

●	Gross profit decreased by 52.2% to $2.6 million. Total gross margin decreased by 8.6 percentage point to 7.7%.

●	Income from operations was $0.2 million, compared to income from operations of $3.4 million for the same period of last year.

●	Net loss was $0.5 million, or loss of $0.02 per basic and diluted share, compared to net income of $2.3 million, or $0.11 per basic and diluted share, for the same period of last year.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) decreased by 49.8% to $3.6 million.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of the Company, commented, “We continued to make improvements in sales volume for this quarter as our paper products business, along with the whole industry, recovered from the pandemic. Our total revenue increased to 33.4 million and our tissue paper products grew 53.4% in revenue with total sales volume of 74,126 tonnes for this quarter. Sales volumes for CMPs and offset printing paper continued quarter-on-quarter growth and rebounded to the same level as last year. Our ASPs recording a 10.4% sequential increase from Q2 2020, experienced slight decreases compared to the Q3 2019.

“The Chinese government updated the Ban on Free Plastic Bags in 2020 and as the specific restrictions are implemented nationwide, paper packing products are expected to become the main substitute of plastic packages under the requirements, involving sectors such as catering takeout, supermarket retailing, logistics and express delivery. According to Huachuang Securities’ market analysis on substitute demand for cardboard paper in the aforementioned areas, the market demand is expected to be 4.91 million tonnes. As such, the company will take full advantage of the market opportunities brought by the substitute demand for paper packages.”

Revenue

For the third quarter of 2020, total revenue increased by $0.4 million, or 1.3%, to $33.4 million from $32.9 million for the same period of last year. The increase in total revenue was mainly due to increase in sales volume of tissue paper products, CMP and face masks.

The following table summarizes revenue, volume and ASP by product for the third quarter of 2020 and 2019, respectively:

	For the Three Months Ended September 30,
	2020			2019
	Revenue	Volume	ASP	Revenue	Volume	ASP
	($’000)	(tonne)	($/tonne)	($’000)	(tonne)	($/tonne)
Regular CMP	19,554	48,107	406	19,332	47,487	407
Light-Weight CMP	5,076	12,884	394	5,017	12,721	394
Offset Printing Paper	6,126	10,280	596	7,038	10,198	690
Tissue Paper Products	2,380	2,855	834	1,551	1,840	843
Total	33,136	74,126	447	32,938	72,246	456

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume ($/thousand pieces)	ASP ($/thousand pieces)
Face Masks	221	3,576	62	NM	NM	NM

Revenue from CMP, including both regular CMP and light-Weight CMP, increased by $0.3 million, or 1.2%, to $24.6 million and accounted for 73.8% of total revenue for the third quarter of 2020, compared to $24.3 million, or 73.8% of total revenue, for the same period of last year. The Company sold 60,991 tonnes of CMP at an ASP of $404/tonne in the third quarter of 2020, compared to 60,209 tonnes at an ASP of $404/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP increased by $0.2 million, or 1.1%, to $19.6 million, resulting from sales of 48,107 tonnes at an ASP of $406/tonne, during the third quarter of 2020, compared to revenue of $19.3 million, resulting from sales of 47,487 tonnes at an ASP of $407/tonne, for the same period of last year. Revenue from light-weight CMP increased by $0.06 million, or 1.2%, to $5.1 million, resulting from sales of 12,884 tonnes at an ASP of $394/tonne for the third quarter of 2020, compared to revenue of $5.0 million, resulting from sales of 12,721 tonnes at an ASP of $394/tonne for the same period of last year.

Revenue from offset printing paper decreased by $0.9 million, or 12.9%, to $6.1 million for the third quarter of 2020, from $7.0 million for the same period of last year. The Company sold 10,280 tonnes of offset printing paper at an ASP of $596/tonne in the third quarter of 2020, compared to 10,198 tonnes at an ASP of $690/tonne in the same period of last year.

Revenue from tissue paper products increased by $0.8 million, or 53.4%, to $2.4 million, resulting from sales of 2,855 tonnes at an ASP of $834/tonne, for the third quarter of 2020, compared to revenue of $1.6 million, resulting from sales of 1,840 tonnes at an ASP of $843/tonne for the same period of last year.

Revenue generated from selling face masks was $0.2 million for the third quarter ended September 30, 2020. The Company sold 3,576 thousand pieces of face masks in the third quarter of 2020.

Gross Profit and Gross Margin

Total cost of sales increased by $3.2 million, or 11.7%, to $30.8 million for the third quarter of 2020 from $27.6 million for the same period of last year. For paper products, overall cost of sales per tonne was $415 for the third quarter of 2020, compared to $382 for the same period of last year. The increase in overall cost of sales was mainly due to the increased manufacturing overhead costs and increased material costs, specifically higher average unit purchase costs of recycled paper board and recycled white scrap paper in the third quarter of 2020. Average unit purchase costs of recycled paper board and recycled white scrap paper, major raw material used for production, was approximately $251/tonne and $297/tonne, respectively, for the third quarter of 2020, compared to $200/tonne and $258/tonne, respectively, for the same period of last year. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were $380, $357, $483, and $955, respectively, for the third quarter of 2020, compared to $347, $332, $461 and $1,171, respectively, for the same period of last year. Total gross profit was $2.6 million for the third quarter of 2020, compare to the gross profit of $5.4 million for the same period of last year as a result of factors described above. Overall gross margin was 7.7% for the third quarter of 2020, compared to 16.3% for the same period of last year. Gross profit (loss) margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 6.4%, 9.4%, 18.9%, -14.5% and 11.1%, respectively, for the third quarter of 2020, compared to 14.7%, 15.9%, 33.3%,-38.9% and nil, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) increased by $0.4 million, or 18.1%, to $2.4 million for the third quarter of 2020 from $2.0 million for the same period of last year. The increase was mainly due to additional expenditure on investment relation activities (e.g. consultancy, board meeting etc.) and reversal of over-provision of lease expenses for the lands of Heibei Tengsheng in the third quarter of 2019.

Income (loss) from Operations

Income from operations was $0.2 million for the third quarter of 2020, compared to income from operations of $3.3 million for the same period of last year. The decrease in income from operations was primarily due to increased SG&A expenses and decreased gross profit this quarter as discussed above. Operating margin was 0.5% for the third quarter of 2020, compared to operating margin of 10.2% for the same period of last year.

Net Income (Loss)

Net loss was $0.5 million, or $0.02 loss per basic and diluted share, for the third quarter of 2020, compared to net income of $2.3 million, or $0.11 per basic and diluted share, for the same period of last year.

EBITDA

EBITDA was $3.6 million for the third quarter of 2020, compared to $7.1 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended September 30,
($ millions)	2020	2019
Net income (loss)	-0.52	2.34
Add: Income tax	0.03	0.77
Net interest expense	0.26	0.24
Depreciation and amortization	3.81	3.76
EBITDA	3.57	7.11

Nine Months Ended September 30, 2020 Financial Results

	For the Nine Months Ended September 30,
($ millions)	2020	2019	% Change
Revenues	68.46	84.01	-18.5%
Regular Corrugating Medium Paper (“CMP”)*	42.65	52.44	-18.7%
Light-Weight CMP**	11.59	13.69	-15.3%
Offset Printing Paper	7.39	13.27	-44.3%
Tissue Paper Products	5.77	4.60	25.3%
Face Musks	1.07	NM	NM

Gross profit	4.96	8.09	-38.7%
Gross profit (loss) margin	7.2%	9.6%	-2.4	pp****
Regular Corrugating Medium Paper (“CMP”)*	7.3%	8.4%	-1.1	pp****
Light-Weight CMP**	11.2%	7.1%	4.1	pp****
Offset Printing Paper	19.7%	29.8%	-10.1	pp****
Tissue Paper Products***	-24.8%	-27.0%	2.2	pp****
Face Masks	49.5%	NM	NM

Operating income (loss)	-3.49	0.71	-593.4%
Net income	-3.94	0.07	-6110.9%
EBITDA	7.20	10.68	-32.6%
Basic and Diluted earnings (loss) per share	-0.15	0.003	-5191.4%

*	Products from PM6
**	Products from PM1
***	Products from PM8 and PM9
****	pp represents percentage points

Revenue

For the nine months ended September 30, 2020, total revenue decreased by $15.5 million, or 18.5%, to $68.5 million from $84.0 million for the same period of last year. The decrease in total revenue was mainly due to decrease in sales volume of Regular CMP, offset printing paper and decrease in ASPs over all paper products categories. The following table summarizes revenue, volume and ASP by product for the nine months ended September 30, 2020 and 2019, respectively:

	For the Nine Months Ended September 30,
	2020			2019
	Revenue	Volume	ASP	Revenue	Volume	ASP
	($’000)	(tonne)	($/tonne)	($’000)	(tonne)	($/tonne)
Regular CMP	42,648	108,874	392	52,440	121,774	431
Light-Weight CMP	11,594	30,384	382	13,693	32,728	418
Offset Printing Paper	7,389	12,463	593	13,275	18,757	708
Tissue Paper Products	5,766	6,923	833	4,600	4,697	979
Total	67,397	158,644	425	84,008	177,956	472

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume ($/thousand pieces)	ASP ($/thousand pieces)
Face Masks	1,067	9,856	108	NM	NM	NM

Revenue from CMP, including both regular CMP and light-Weight CMP decreased by $11.9 million, or 18%, to $54.2 million, and accounted for 79.2% of total revenue for the first nine months of 2020, compared to $66.1 million, or 78.7% of total revenue for the same period of last year. The Company sold 139,258 tonnes of CMP at an ASP of $390/tonne in the first nine months of 2020, compared to 154,502 tonnes at an ASP of $428/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP decreased by $9.8 million, or 18.7%, to $42.6 million, resulting from sales of 108,874 tonnes at an ASP of $392/tonne during the first nine months of 2020, compared to revenue of $52.4 million, resulting from sales of 121,774 tonnes at an ASP of $431/tonne for the same period of last year. Revenue from light-weight CMP decreased by $2.1 million, or 15.3%, to $11.6 million, resulting from sales of 30,384 tonnes at an ASP of $382/tonne for the first nine months of 2020, compared to revenue of $13.7 million, resulting from sales of 32,728 tonnes at an ASP of $418/tonne for the same period of last year.

Revenue from offset printing paper decreased by $5.9 million, or 44.3%, to $7.4 million for the first nine months of 2020 from $13.3 million for the same period of last year. The Company sold 12,463 tonnes of offset printing paper at an ASP of $593/tonne in the first nine months of 2020, compared to 18,757 tonnes at an ASP of $708/tonne in the same period of last year.

Revenue from tissue paper products increased by $1.2 million, or 25.3%, to $5.8 million, resulting from sales of 6,923 tonnes at an ASP of $833/tonne, for the first nine months of 2020, compared to revenue of $4.6 million, resulting from sales of 4,697 tonnes at an ASP of $979/tonne for the same period of last year.

Revenue generated from selling face masks was $1.1 million for the nine months ended September 30, 2020. The Company sold 9,856 thousand pieces of face masks for the first nine months of 2020.

Gross Profit and Gross Margin

Total cost of sales decreased by $12.4 million, or16.3%, to $63.5 million for the first nine months of 2020 from $75.9 million for the same period of last year. The decrease in overall cost of sales was mainly due to the decreased sales volume of CMP and offset printing paper and decreased material costs, specifically lower average unit purchase costs of recycled paper board and white scrap paper in the first nine months of 2020. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, tissue paper products were, $363, $339, $476, and $1,040, respectively, for the first nine months of 2020 compared to $394, $389, $497, and $1,244, respectively, for the same period of last year.

Total gross profit decreased by $3.1 million, or 38.7%, to $5.0 million for the first nine months of 2020 from $8.1 million for the same period of last year. Overall gross margin decreased by 2.4 percentage points to 7.2% for the first nine months of 2020 from 9.6% for the same period of last year. Gross margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 7.3%, 11.2%, 19.7%, -24.8% and 49.5%, respectively, for the first nine months of 2020, compared to 8.4%, 7.1%, 29.8%, -27.0% and nil, respectively, for the same period of last year.

Selling, General and Administrative Expenses

SG&A expenses increased by $1.0 million, or 13.9%, to $8.4 million for the first nine months of 2020 from $7.4 million for the same period of last year. As a percentage of total revenue, SG&A expenses was 12.3% for the first nine months of 2020, compared to 8.8% for the same period of last year.

Loss from Operations

Loss from operations increased by $4.2 million, or 593.4%, to $3.5 million for the first nine months of 2020 from income from operations of $0.7 million for the same period of last year. Operating loss margin was 5.1% for the first nine months of 2020, compared to operating margin of 0.8% for the same period of last year.

Net Loss

Net loss increased by $4 million, or 6110.9%, to $3.9 million, or loss per basic and diluted share of $0.15, for the first nine months of 2020, compared to net income of $0.07 million, or earnings per basic and diluted share of $0.003, for the same period of last year.

EBITDA

EBITDA decreased by $3.5 million, or 32.6%, to $7.2 million for the first nine months of 2020 from $10.7 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Nine Months Ended September 30,
($ millions)	2020	2019
Net income (loss)	-3.94	0.07
Add: Income tax	0.58	-0.21
Net interest expense	-0.74	-0.73
Depreciation and amortization	11.30	11.55
EBITDA	7.20	10.68

Cash, Liquidity and Financial Position

As of September 30, 2020, the Company had cash and bank balances, short-term debt (including bank loans, current portion of long-term loans from credit union and related party loans), and long-term debt (including loan from credit union) of $8.21 million, $10.77 million and $5.39 million, respectively, compared to $5.84 million, $8.31 million and $7.37 million, respectively, at the end of 2019.

Net accounts receivable was $3.47 million as of September 30, 2020, compared to $3.12 million as of December 31, 2019. Net inventory was $8.58 million as of September 30, 2020, compared to $1.61 million at the end of 2019. As of September 30, 2020, the Company had current assets of $30.41 million and current liabilities of $16.86 million, resulting in a working capital of $13.55 million. This was compared to current assets of $24.04 million and current liabilities of $16.84 million, resulting in a working capital of $7.21 million at the end of 2019.

Net cash provided by operating activities was $2.37 million for the first nine months of 2020, compared to net cash used in operating activities of $4.60 million for the same period of last year. Net cash used in investing activities was $2.57 million for the first nine months of 2020, compared to $6.45 million for the same period of last year. Net cash provided by financing activities was $2.24 million for the first nine months of 2020, compared to net cash used in financing activities of $5.22 million for the same period of last year.

Recent development

On July 7, 2020, the Company updated its non-medical single-use face masks business and announced that it recognized revenue of RMB6.73 million through June 30, 2020 from sale of 6.28 million pieces non-medical single-use face masks since launch of the production line at the end of April 2020.

On September 24, 2020, the Company announced that it was in advanced negotiations with one of its Top 5 customers, based in Shandong Province, for orders of paper products and that the two parties will further cooperate on product supply and purchase in the coming quarters and definitive new contracts are expected to be signed by the end of the year.

Earnings Conference Call

The Company’s management will host a conference call to discuss its third quarter 2020 financial results at 8:00 am US Eastern Time on Friday, November 13, 2020. To attend the conference call, please use the information below.

Date/Time: 8:00 am US Eastern Time (5:00 am US Pacific Time/9:00 pm Beijing Time) on Friday, November 13, 2020

Conference Title: IT Tech Packaging, Inc. Third Quarter 2020 Earnings Conference Call

Conference ID: 7992118

To attend the conference call, please register in advance of the conference using the link: http://apac.directeventreg.com/registration/event/7992118 to complete the online registration at least 15 minutes prior to the start of the call. Upon registering, the conference access information including participant dial-in numbers, a Direct Event passcode and a registrant ID will be provided to you via an email.

This conference call will be broadcast live on the Internet and can be accessed by all interested parties at  https://edge.media-server.com/mmc/p/5b72a65n . Please access the link at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

A playback will be available through 11:00 am ET on November 13, 2020 to 7:59 am ET on November 21, 2020. To listen, please dial+1-855-452-5696 if calling from the United States, or +61-281-990-299 if calling internationally. Use the conference ID 7992118 to access the replay.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products and single-use face masks in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: http://www.itpackaging.cn/ .

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:
At the Company

Email: ir@itpackaging.cn

Tel: +86 0312 8698215

Investor Relations:

EverGreen Consulting Inc.

Janice Wang

+86-13811768559

+1-908-510-2351

Email: ir@changqingconsulting.com

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019

(Unaudited)

	September 30,	December 31,
	2020	2019
ASSETS

Current Assets
Cash and bank balances	$8,209,905	$5,837,745
Restricted cash	-	-
Accounts receivable (net of allowance for doubtful accounts of $64,435 and $59,922 as of September 30, 2020 and December 2019, respectively)	3,472,374	3,119,311
Inventories	8,582,912	1,607,463
Prepayments and other current assets	9,930,262	11,613,241
Due from related parties	215,192	1,863,479

Total current assets	30,410,645	24,041,239

Prepayment on property, plant and equipment	2,936,814	1,433,445
Finance lease right-of-use assets, net	2,336,399	-
Property, plant, and equipment, net	142,783,813	151,616,852
Value-added tax recoverable	2,497,129	2,621,841
Deferred tax asset non-current	12,365,164	10,485,053

Total Assets	$193,329,964	$190,198,430

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$6,314,151	$6,163,814
Current portion of long-term loans from credit union	3,803,175	1,605,459
Lease liability	168,546	-
Accounts payable	308,611	250,486
Advance from customers	179,491	98,311
Notes payable	-	-
Due to related parties	657,433	539,985
Accrued payroll and employee benefits	254,887	291,924
Other payables and accrued liabilities	4,573,972	6,503,010
Income taxes payable	599,782	1,382,471

Total current liabilities	16,860,048	16,835,460

Loans from credit union	5,389,054	7,367,908
Deferred gain on sale-leaseback	406,767	-
Lease liability - non-current	385,650	-
Derivative liability	1,199,585	-

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $17,636,464 and $19,558,568 as of September 30, 2020 and December 31, 2019, respectively)	24,241,104	24,203,368

Commitments and Contingencies

Stockholders’ Equity	28,515	22,055
Additional paid-in capital	53,974,869	51,155,174
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive loss	(1,852,602)	(6,057,537)
Retained earnings	110,857,504	114,794,796

Total stockholders’ equity	169,088,860	165,995,062

Total Liabilities and Stockholders’ Equity	$193,329,964	$190,198,430

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Revenues	$33,357,451	$32,937,917	$68,463,575	$84,008,157

Cost of sales	(30,789,899)	(27,563,185)	(63,506,913)	(75,917,762)

Gross Profit	2,567,551	5,374,732	4,956,662	8,090,395

Selling, general and administrative expenses	(2,390,920)	(2,024,547)	(8,445,356)	(7,413,879)
Gain on acquisition of a subsidiary	-	(879)	-	30,518

Income (Loss) from Operations	176,631	3,349,306	(3,488,694)	707,034

Other Income (Expense):
Interest income	8,544	1,413	23,785	61,787
Subsidy income	61,152	(2,800)	203,171	233,488
Interest expense	(258,438)	(236,987)	(744,592)	(731,027)
Loss on derivative liability	(482,515)		(510,380)

(Loss) Income before Income Taxes	(494,626)	3,110,932	(4,516,710)	271,282

Provision for Income Taxes	(26,348)	(772,905)	579,418	(205,780)

Net (Loss) Income	(520,974)	2,338,027	(3,937,292)	65,502

Other Comprehensive Income (Loss)
Foreign currency translation adjustment	6,670,510	(4,810,379)	4,204,935	(5,065,382)

Total Comprehensive Income (Loss)	$6,149,536	$(2,472,352)	$267,643	$(4,999,880)

(Losses) Earnings Per Share:

Basic and Diluted (Losses) Earnings per Share	$(0.02)	$0.11	$(0.15)	$0.003

Outstanding – Basic and Diluted	25,816,354	22,028,171	25,816,354	22,028,171

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019

(Unaudited)

	Nine Months Ended
	September 30,
	2020	2019

Cash Flows from Operating Activities:
Net income	$(3,937,292)	$65,502
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,301,703	11,547,650
Loss on derivative liability	510,380	-
Loss from disposal and impairment of property, plant and equipment	-	-
(Recovery from) Allowance for bad debts	2,973	(339)
Share-based compensation and expenses	1,242,000	-
Gain on acquisition of a subsidiary		(30,518)
Deferred tax	(1,582,754)	(1,853,728)
Changes in operating assets and liabilities:
Accounts receivable	(272,857)	16,894
Prepayments and other current assets	2,099,669	185,780
Inventories	(6,758,500)	(4,307,754)
Accounts payable	50,683	254,749
Advance from customers	76,763	85,993
Notes payable	-	(3,648,250)
Related parties	1,767,888	367,277
Accrued payroll and employee benefits	(43,025)	33,334
Other payables and accrued liabilities	(1,292,657)	726,564
Income taxes payable	(795,487)	1,155,880
Net Cash Provided by Operating Activities	2,369,487	4,599,034

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(3,144,261)	(4,917,650)
Proceeds from sale of property, plant and equipment	572,312
Acquisition of a subsidiary	-	(1,531,531)

Net Cash Used in Investing Activities	(2,571,949)	(6,449,181)

Cash Flows from Financing Activities:
Proceeds from issuance of shares and warrants, net	2,273,360	-
Proceeds from short term bank loans	-	3,940,110
Proceeds from credit union loans	-	2,334,880
Repayment of bank loans	-	(11,499,285)
Payment of capital lease obligation	(32,317)

Net Cash Provided by (Used in) Financing Activities	2,241,043	(5,224,295)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	333,579	(237,122)

Net Increase (Decrease) in Cash and Cash Equivalents	2,372,160	(7,311,564)

Cash, Cash Equivalents and Restricted Cash - Beginning of Period	5,837,745	12,117,425

Cash, Cash Equivalents and Restricted Cash - End of Period	$8,209,905	$4,805,861

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$509,783	$659,613
Cash paid for income taxes	$1,784,107	$888,881

Cash and bank balances	8,209,905	4,805,861
Restricted cash	-	-
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	8,209,905	4,805,861